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The Board of Directors

Cardiome Pharma Corp.

We consent to the use of our audit report dated March 14, 2013, on the consolidated financial statements of Cardiome Pharma Corp. , which comprise the consolidated balance sheets as at December 31, 2012 and December 31, 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012 , and notes, comprising a summary of significant accounting policies and other explanatory information, which are incorporated by reference in this Amendment No.1 to the Registration Statement on Form F-10 and to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus forming part of this Amendment No. 1 to the Registration Statement.

Chartered Accountants

February 13, 2014

Vancouver, Canada

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